EXHIBIT 99.1

Bion Submits USDA Application to Support Environmentally-Sustainable Brand

December 2, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced it has submitted its branding application to the USDA Agricultural Marketing Services’ Process Verified Program (PVP) to certify a number of verifiable environmental and public health benefits associated with the application of Bion’s technology to livestock production facilities.

Verification by the ‘gold standard’ USDA PVP will support a first-of-its-kind environmentally-sustainable brand for meat, dairy and poultry products. The brand will represent meaningful improvements in the environmental impacts of the facility where the product was sourced. This will allow animal protein producers that utilize Bion’s technology to differentiate themselves to consumers who are becoming increasingly more sustainability- and safety-conscious in their food choices. Consumers will be able to benefit the environment directly, often locally, by purchasing products that are verified to have reduced environmental impacts.

Bion’s PVP-backed brand will initially provide third-party verification of greatly reduced environmental impacts in three areas for which the livestock industry is under mounting scrutiny: a) greenhouse gas emissions; b) excess nutrients that lead to groundwater contamination, toxic algal blooms and dead zones; and c) pathogen impacts related to antibiotic resistance.

The USDA’s benchmark ‘organic’ label is focused on the presence (or lack) of chemicals in products.  The environmental sustainability metrics incorporated in Bion’s branding application go further and provide the consumer with assurance through USDA verification that their food was produced in an environmentally-sustainable manner.  Eggs, milk or meat produced at a Bion-served facility will be able to display the USDA PVP Shield. Bar codes will allow consumers at the point of sale to access a description and third-party verification of the improvements achieved at this specific facility.

Bion’s branding initiative and the performance of its comprehensive treatment technology is underscored by trends already underway in the livestock industry. Driven by growing consumer demand, large food retailers such as Walmart and Costco, and restaurant chains including Chipotle and McDonalds, are increasingly demanding greater responsibility and improved sustainability in food production practices from their suppliers.

The Global Roundtable for Sustainable Beef was developed to advance a sustainable global beef value chain that is “environmentally sound, socially responsible and economically viable”. The Roundtable represents members from across the supply chain, including U.S., Canadian and Australian cattlemen’s associations, Cargill, JBS, Elanco, McDonalds and A&W.

Craig Scott, Bion’s director of communications, stated, “We agree with the livestock industry’s belief that a choice of environmental sustainability will be increasingly valued by the consumer, especially when that sustainability is at the local and regional level. We also believe a sustainable brand that demonstrates the meaningful and verified improvements to the environment that Bion can deliver to the livestock industry will provide increased market share and pricing power to those large-scale producers that implement our technology.”

Established in 1990, Bion’s Environmental Technologies’ patented, next-generation technology provides comprehensive treatment of livestock waste that achieves substantial reductions in nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides in the waste stream. Nutrients and renewable energy can now be recovered in the form of valuable by-products, providing substantially improved resource and operational efficiencies. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct